                                                                   EXHIBIT 23(B)

                         INDEPENDENT AUDITOR'S CONSENT

To the Board of Directors and Stockholders
Orion Pictures Corporation:

     We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

     Our report dated April 12, 1995, contains an explanatory paragraph that states that the Company is a defendant in certain litigation which alleges various breaches of agreements by the Company and seeks certain damages. Our report also includes an explanatory paragraph that states that based upon the Company's inability to meet required debt payments that are due within the next year under the terms of its indebtedness (as defined in note 6 of the Notes to Consolidated Financial Statements) there exists substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                             /s/  KPMG Peat Marwick LLP
                                          --------------------------------------

New York, New York
October 27, 1995